                              [TOREADOR LETTERHEAD]



                                  NEWS RELEASE
================================================================================

                  TOREADOR REPORTS THIRD-QUARTER 2002 RESULTS;
                      PROVIDES OPERATIONAL UPDATE, GUIDANCE

         DALLAS, TEXAS - (NOVEMBER 8, 2002) - Toreador Resources Corporation (NASDAQ: TRGL; TSE: TRX) today announced results for the third quarter and nine months ended September 30, 2002, which continued to reflect increased cash flow compared with the same periods in 2001 and expanding international oil and gas exploration activities.

         Production hedges and significantly lower realized commodity prices had a negative impact on nine-month 2002 results. A $2.4 million noncash unrealized loss related to oil and gas production hedges contributed to a $3.8 million loss applicable to common shares for the first nine months of 2002. Revenues for the same period rose only slightly due to dramatically lower commodity prices year-over-year. However, an improvement in realized prices over the shorter term boosted third-quarter 2002 revenues compared with the year-ago quarter.

         For the first nine months of 2002, cash flow from operations before working capital changes and including proceeds from the sale of properties and equipment was $10.0 million, compared with $6.0 million for the year-ago period. Cash flow from operations before working capital changes for the first nine months of 2002 was $5.7 million versus $5.4 million for the same period in 2001.

         "Our year-to-date financial results reflect the front-end opportunity cost of increased exploration activity, especially in the international arena and particularly since our merger with Madison Oil Company in late 2001," said
G. Thomas Graves III, President and Chief Executive Officer of Toreador. "Our production volumes have nearly doubled, continuing to provide solid cash flow. From a financial management standpoint, debt reduction is one of our primary goals, with total debt outstanding decreasing for the quarter by $3.3 million," Graves said. In the same period a year earlier, debt increased by $2.5 million.



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THIRD-QUARTER RESULTS

         For the third quarter of 2002, Toreador reported a loss applicable to common shares of $1.3 million, or $0.13 per diluted share, compared with income applicable to common shares of $295,000, or $0.04 per diluted share, for the third quarter of 2001.

         Third-quarter 2002 revenues rose 44% to $4.8 million from $3.3 million for the year-ago quarter. This year's third-quarter revenues included a loss related to oil and gas production hedges of approximately $1.1 million; in comparison, third-quarter 2001 revenues included a gain of $454,000. Toreador uses oil and gas hedges as part of an overall risk management program designed to reduce the impact of oil and gas price fluctuations, support its capital expenditure plans and debt service requirements, and maximize the funds available under the company's credit facilities.

         During the third quarter, Toreador's oil and gas production was 265,000 barrels of oil equivalent (BOE), nearly double third-quarter 2001 production of 136,000 BOE. The company's third-quarter 2002 average realized price per BOE rose 10% to $21.64 from $19.64 per BOE for the third quarter of 2001.

         In the third quarter of 2002, Toreador recorded a $1.1 million loss on property sales as part of the company's ongoing program to divest nonstrategic, underperforming assets. Toreador realized proceeds of $2.4 million from property sales during the quarter, which primarily were used to reduce outstanding debt.

NINE-MONTH RESULTS

         For the first nine months of 2002, Toreador reported a loss applicable to common shares of $3.8 million, or $0.40 per diluted share, compared with income applicable to common shares of $2.7 million, or $0.40 per diluted share, for the first nine months of 2001.

         Revenues for the first nine months of 2002 were $14.4 million, which included a loss related to oil and gas production hedges of $3.6 million. Revenues of $13.1 million for the year-ago period included a gain related to oil and gas production hedges of $1.0 million.

         During the first nine months of 2002, Toreador's oil and gas production was 828,000 BOE, nearly double production of 429,000 BOE for the same period last year. The production increase was offset by a significant year-over-year decline in oil and gas prices. The company's


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Toreador Resources Corporation
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average realized price per BOE for the first nine months of 2002 was $20.57, a
21% decline from an average realized price per BOE of $26.19 for the first nine months of 2001.

         For the first nine months of 2002, Toreador recorded a $2.1 million loss on property sales, compared with a gain on property sales of $285,000 for the year-ago period.

         Toreador confirmed its previously announced estimate that free cash flow in 2002 will range from $12.0 million to $15.0 million before debt repayment and capital expenditures. The company also said its planned capital expenditure budget for 2002 will be approximately $5.0 million.

         During October 2002, Toreador received approval from its Board of Directors and holders of a majority of its Series A Convertible Preferred Stock for the private placement of up to $4.0 million of additional preferred stock. The new series of preferred stock, Series A-1 Convertible Preferred Stock, is priced at $25.00 per share and has essentially the same terms as the Series A Convertible Preferred Stock. Each share of Series A-1 Convertible Preferred Stock is entitled to an annual 9% cash dividend payable quarterly and is convertible into 6.25 shares of Toreador common stock. To date, the company has sold 37,000 shares of Series A-1 Convertible Preferred Stock for aggregate proceeds of $925,000 and anticipates continuing to accept subscriptions until December 31, 2002, for up to an aggregate of $4.0 million of Series A-1 Convertible Preferred Stock. Toreador expects to use the net proceeds from the private placement to fund portions of its exploration and development program and for other general corporate purposes. (The shares of Series A-1 Convertible Preferred Stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.)

OPERATIONAL UPDATE

TRINIDAD

         Trinidad Exploration and Development, Ltd. (TED), in which Toreador holds a 16.33% interest, is currently drilling the Rapso-1 well on Trinidad's Southwest Peninsula Block, testing the sands in the Tertiary Morne L'Enfer, Forest and Cruse formations. Originally planned to reach a total depth of 8,600 feet, the Rapso-1 well, which was spudded




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in mid-September, is being drilled to a total depth of 9,600 feet to fully test the Lower Cruse formation.

         Rapso-1 is the first of two high-potential onshore exploration wells to be drilled by TED on the block.

         The Rapso-1 well will be followed by the drilling of the Calypso-1 well in the fourth quarter of 2002. It is estimated Calypso's proposed total depth of 9,500 feet will be reached seven weeks from spud date. The Calypso-1 well will test the same prospective sections as the Rapso-1.

         In addition, offshore well locations are being evaluated in the Erin Bay area of the Southwest Peninsula Block. If the analysis is favorable, drilling is anticipated to commence either during the fourth quarter of 2002 or early 2003.

         The Southwest Peninsula Block comprises 45,000 acres onshore and offshore southwest Trinidad. Current drilling operations are based on interpretation of a 150-square-kilometer 3D seismic survey acquired in 2001 over the Southwest Peninsula permit area. TED is operator of the license area and holds a 72.5% working interest in the block, with the remaining 27.5% interest held by the Petroleum Company of Trinidad & Tobago Ltd., the Trinidadian national oil company.

TURKEY

         Toreador continues a successful drilling and development program in Turkey. In the south-central region, the East Hasancik-1, a new-field wildcat well, discovered oil early in the fourth quarter and testing is under way. It is estimated that gross potential reserves on the prospect could be about 10-12 million barrels of oil. Toreador has a 6% royalty interest in the East Hasancik-1 well, which is located three-and-a-half miles west-southwest of the Zeynel Field on the Zeynel permit and is operated by Aladdin Middle East.

         During the third quarter, the Zeynel-15 development well was successfully completed, flowing at a gross rate of 315 barrels of oil per day
(BOPD). The well has nearly doubled field production to about 625 BOPD. In addition, the company plans to re-enter the Zeynel-6 development well to further test the Derdere structure, one of the deepest and most productive formations in the south-central Turkey oil province. The Zeynel Field, in which Toreador has


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an 8.5% royalty interest, is operated by Aladdin Middle East and is producing about 50 BOPD net to Toreador.

         In the Cendere Field, the Cendere-19 well was completed in the third quarter at a gross rate of 275 BOPD, increasing field production by about 15% to more than 2,100 BOPD. Toreador has a 19.6% working interest in the Cendere Field, which is located about 15 miles northeast of the Zeynel Field and is operated by the Turkish national oil company, TPAO. The Cendere Field is producing approximately 350 BOPD net to Toreador. During the fourth quarter of 2002, a 3D seismic survey of the Cendere Field is expected to be conducted, which the company anticipates will aid in identifying additional drilling locations.

         In early 2003, Toreador plans to complete the Barbaros-1 well in northwest Turkey, a gas prospect in the Thrace Basin. Based on well-log evaluation, the company currently estimates the Barbaros-1 could produce at an initial rate of 2.0 million cubic feet of gas per day. The well was drilled in an area where there had been no previously established production. Toreador is operator and holds a 100% working interest in the Barbaros-1 well, located 60 miles west of Istanbul. Currently, there are favorable gas-market conditions in Turkey where prices remain stable in the US$4-$5 per thousand cubic feet (Mcf) range.

         A 1,275-kilometer 2D seismic survey on four permits in the near-shore Black Sea was completed in the third quarter of 2002. Based on continuing seismic interpretation, Toreador has identified several gas prospects from which the company anticipates selecting two initial well locations, with drilling targeted to begin in mid-2003. Toreador is operator and holds a 49% working interest in these permits.

FRANCE

         The French government has granted Toreador the 183,000-acre Courtenay permit with an initial four-year exploration period. Geological evaluation of the acreage will begin soon. The acreage is contiguous with and surrounds the company's Chateau-Renard and Saint-Firmin-des-Bois concessions. Toreador's analysis to date indicates the Neocomian production trend could continue in an east-northeast direction onto this permit.

         Current production continues at a steady rate of about 1,200 BOPD from Toreador's five 100%-owned and operated producing oil fields in France. Depending on capital


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availability in 2003, Toreador plans to implement a development program in
France comprising the drilling of three development wells, four well re-entries and the redrilling of one well. Two exploration applications totaling about 100,000 acres remain pending.

UNITED STATES

         In the United States, Toreador is participating in the completion of the Walton Gas Unit 2-2 well located on the 1,000-acre Walton Gas Unit prospect. Part of the larger Bethel Dome Project in Anderson County in east Texas, the exploratory well has been drilled to a total depth of 10,100 feet and production casing set to total depth. Completion operations have begun with flow testing anticipated during the fourth quarter. Toreador has a 5.86% interest in the well and any subsequent offset development-well locations.

         Toreador continues to earn significant revenues from its perpetual-fee U.S. mineral and royalty interest portfolio, representing $4.7 million, or about one-third of total revenues during the first nine months of 2002. For full-year 2002, the company anticipates its mineral and royalty interests will be about the same percentage of total revenues.

         Mineral and royalty interest revenues provide a solid financial foundation on which Toreador continues to build its worldwide exploration and development program. Less than 5% of the more than 1.3 million net acres in the company's U.S. mineral portfolio are producing to date, with the remaining acreage providing potential for additional future revenues. Currently, five wells are being completed on the company's mineral holdings in Alabama and Mississippi, and five wells remain scheduled to be drilled on Toreador's west Texas mineral holdings during the fourth quarter. The wells on Toreador's mineral holdings are drilled and completed by various operators at no cost or risk to the company.



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Toreador Resources Corporation
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OTHER GUIDANCE

         Based on information available to date, Toreador revises its 2002 production estimates as follows:

                                                     Production Estimates for Full-Year 2002
                                                     ---------------------------------------
         Oil (MBbls):
                  United States                                        250 - 275
                  France                                               415 - 435
                  Turkey                                               110 - 125
         Gas (Bcf):
                  United States                                         1.8 - 2.0
                  France                                                  --
                  Turkey                                                  --

ABOUT TOREADOR

         Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Turkey and Trinidad, West Indies. In the United States, Toreador primarily owns perpetual oil and gas mineral and royalty interests in eight states and working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

         Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause the company's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



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Toreador Resources Corporation
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         Cautionary Note to Investors -- The Securities and Exchange Commission
(SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Toreador uses the term potential reserves in this press release that the SEC's guidelines strictly prohibit it from including in filings with the SEC. Investors are urged to also consider closely the disclosure in Toreador's Form 10-K for the fiscal year ended December 31, 2001, File No. 0-02517, available from the company by calling
214.559.3933. This form also can be obtained from the SEC at www.sec.gov.

         The term "potential," when referring to Toreador's reserves, represents Toreador management's current belief or judgment, based on information available to it, regarding the potential reserves that could be recovered or could be recoverable. These numbers should not be viewed as reliable for the purposes of estimating Toreador's reserves or its prospects. Additionally, the term "potential" has no engineering significance and is not related to the term "possible" as that term may be used by the Society of Petroleum Engineers.


                                      # # #


CONTACTS:

TOREADOR RESOURCES                                PONDELWILKINSON MS&L
Douglas W. Weir, SVP and CFO/                     Gary S. Maier/Julie MacMedan
Crystal C. Bell, Investor Relations               323-866-6060
214-559-3933 or 800-966-2141




                                 (Tables Follow)
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                         TOREADOR RESOURCES CORPORATION
                    (in thousands, except per share amounts)

                                                          THREE MONTHS ENDED           NINE MONTHS ENDED
                                                             SEPTEMBER 30                 SEPTEMBER 30
                                                     --------------------------    --------------------------
SELECTED FINANCIAL RESULTS                              2002           2001           2002            2001
                                                     -----------    -----------    -----------    -----------
Revenues:
   Oil and natural gas sales                         $     4,672    $     3,173    $    13,803    $    12,590
   Other revenues                                            120            162            621            488
                                                     -----------    -----------    -----------    -----------
     Total revenues                                        4,792          3,335         14,424         13,078

Costs and expenses:
   Lease operating                                         1,834            780          5,563          2,332
   Exploration and acquisition                               263            497            712            997
   Depreciation, depletion, and amortization               1,428            662          4,601          2,278
   General and administrative                              1,728            633          5,397          1,960
                                                     -----------    -----------    -----------    -----------
     Total costs and expenses                              5,253          2,572         16,273          7,567
                                                     -----------    -----------    -----------    -----------
Operating income (loss)                                     (461)           763         (1,849)         5,511
Other expense                                             (1,533)          (152)        (3,525)          (730)
Provision for (benefit from) income taxes                   (828)           226         (1,861)         1,769
                                                     -----------    -----------    -----------    -----------
Net income (loss)                                         (1,166)           385         (3,513)         3,012
Dividends on preferred shares                                 90             90            270            270
                                                     -----------    -----------    -----------    -----------
Income (loss) applicable to common shares            $    (1,256)   $       295    $    (3,783)   $     2,742
                                                     ===========    ===========    ===========    ===========

Basic earnings per share                             $     (0.13)   $      0.05    $     (0.40)   $      0.43
                                                     ===========    ===========    ===========    ===========
Dilluted earnings per share                          $     (0.13)   $      0.04    $     (0.40)   $      0.40
                                                     ===========    ===========    ===========    ===========

Weighted average shares outstanding:
Basic                                                      9,338          6,374          9,345          6,320
Dilluted                                                   9,338          6,582          9,345          7,570

SELECTED OPERATING RESULTS
Production
   Oil production (MBbl)                                     186             71            589            223
   Natural gas production (MMcf)                             472            392          1,437          1,238
   Equivalent production (MBOE)                              265            136            828            429

Prices
   Average oil price per Bbl                         $     24.04    $     23.33    $     21.88    $     25.13
   Average natural gas price per Mcf                        2.66           2.61           2.89           4.56
   Average equivalent price (per BOE)                      21.64          19.64          20.57          26.19


                                                 SEPT. 30,       DEC. 31,
                                                   2002            2001
                                                -----------    -----------
SELECTED BALANCE SHEET INFORMATION
Net working capital (deficit)                   $    (3,732)   $      (879)

Properties and equipment, net                        69,141         78,028

Total assets                                         85,828         94,454

Long-term liabilities                                45,634         51,917

Stockholders' equity                                 29,404         33,555